February 11, 2011 Medium-Term Notes, Series D No. 2011-MTNDD0723 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance by the asset. Once the value of the asset has decreased by more than a specified buffer amount, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will be redeemed for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. The investor may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.

Underlying basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
S&P 500® Index (the “SPX index”)
Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM shares”)
Shares of the iShares® MSCI Pacific ex-Japan Index Fund (the “EPP shares”)
Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “IYR shares”)
Shares of the iShares® iBoxx $ High Yield Corporate Bond Fund (the “HYG shares”)
SPX EEM EPP IYR HYG	25% 15% 15% 15% 30%
We refer to the SPX index, the EEM shares, the EPP shares, the IYR shares and the HYG shares collectively as the “basket components” and each as a “basket component.”
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Underwriting fee and issue price” below)
Pricing date:	February , 2011 (expected to price on or about February 22, 2011)
Original issue date:	February , 2011 (three business days after the pricing date)
Maturity date:	February 26, 2013
Payment at maturity per Buffered PLUS:	■ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10% from the initial basket value:
$10

■ If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10% from the initial basket value:
($10 x basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component value of each basket component as set forth under “Underlying basket—Initial basket component value” above, and the applicable multiplier for that basket component.  We will determine the initial basket component value and the multiplier on the pricing date.

Final basket value:	The closing value of the underlying basket on the valuation date.
Closing value of the underlying basket:	The sum of the products of the closing value or closing price, as applicable, of each basket component on any date and the multiplier for that basket component.
Multiplier:
The multiplier will be set on the pricing date for each basket component so that the initial basket value times the multiplier will represent the basket component weighting specified above relative to the initial basket value of 100.  Each multiplier will remain constant for the term of the Buffered PLUS.

Valuation date:	February 21, 2013, subject to postponement for non-underlying asset business days and certain market disruption events.
Leverage factor:	150%
Buffer amount:	10%
Maximum payment at maturity:	$11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
CUSIP:	17316G347
ISIN:	US17316G3478
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer(3)
Per Buffered PLUS	$10.0000	$0.2250	$9.7750
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Buffered PLUS. You should refer to “Fact sheet—Fees and selling concessions” and “Syndicate information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, will receive an underwriting fee of up to $0.2250 for each Buffered PLUS sold in this offering. The actual per Buffered PLUS underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence.  Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.2250, subject to reduction for volume purchase discounts, for each $10 Buffered PLUS they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.2250, subject to reduction for volume purchase discounts, for each $10 Buffered PLUS they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” and “Fact sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
(3) The per Buffered PLUS proceeds to Citigroup Funding indicated above represent the minimum per Buffered PLUS proceeds to Citigroup Funding for any Buffered PLUS, assuming the maximum per Buffered PLUS underwriting fee of $0.2250.  As noted in footnote (2), the underwriting fee is variable.
You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
PLUS Product Supplement filed on December 3, 2009: http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm
Prospectus Supplement filed on February 18, 2009: http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009: http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm
The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a PLUS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the PLUS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the PLUS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview
Buffered Performance Leveraged Upside Securities
The Buffered PLUS Based on a Weighted Global Basket due February 26, 2013 (the “Buffered PLUS”) can be used:

■	As an alternative to direct exposure to the underlying basket that enhances returns for a certain range of positive performance of the underlying basket.
■	To enhance returns and potentially outperform the underlying basket in a moderately bullish scenario.
■
To achieve similar levels of upside exposure to the underlying basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

■	To obtain a buffer against a specified level of negative performance in the underlying basket.

Maturity:	Approximately 2 years

Leverage factor:	150%

Maximum payment at maturity:	$11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount) (to be determined on the pricing date)

Buffer amount:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

Underlying Basket Overview

The underlying basket consists of:

■	the S&P 500® Index, which is a performance benchmark for the U.S. equity markets;
■	an equity-linked exchange-traded fund that tracks the emerging markets;
■	an equity-linked exchange-traded fund that tracks the equity markets of the Pacific (excluding Japan);
■	an equity-linked exchange-traded fund that tracks the real estate sector of the U.S. equity markets; and
■	a bond-linked exchange-traded fund that tracks U.S. dollar-denominated non-investment grade high-yield corporate debt securities.

Underlying basket information as of market close on February 10, 2011:

Global Basket Component Information as of February 10, 2011
	Bloomberg Ticker Symbol	Closing Price or Closing Value, As Applicable	52 Weeks Ago	52 Week High	52 Week Low	Basket component weighting
The SPX Index	SPX	1,321.87	1,078.47	1,324.57	1,022.58	25%
The EEM Shares	EEM	$45.0800	$38.9190	$48.5538	$36.1405	15%
The EPP Shares	EPP	$46.98	$39.24	$48.91	$34.72	15%
The IYR Shares	IYR	$58.99	$42.84	$58.99	$42.48	15%
The HYG Shares	HYG	$91.72	$84.05	$92.14	$82.64	30%

Underlying Basket Historical Performance – Daily Closing Values May 22, 2007 to February 10, 2011

The graph is calculated to show the performance of the underlying basket during the period from May 22, 2007 through February 10, 2011, assuming the basket components are weighted as set out above and with a multiplier such that the initial

February 2011	Page 2

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

basket value was 100 on May 22, 2007.  The actual multipliers for this offering will be different from those used in this graph. This is because the multipliers for this offering are set on the pricing date by dividing the basket component weighting for each basket component by its initial price or initial value (as applicable).  The actual initial price or initial value (as applicable) set on the pricing date for each component will also be different from those used in the graph, but the basket component weighting will be the same.

The graph illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the leverage on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. The historical values of the underlying basket should not be taken as an indication of its future performance.

Key Investment Rationale

The Buffered PLUS offer 150% leveraged upside on the positive performance of the underlying basket, subject to a maximum payment at maturity of $11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount), and provide a buffer against a decline of 10% in the underlying basket, ensuring a minimum payment of $1.00 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying basket.
Payment Scenario 1
The underlying basket increases in value and, at maturity, the Buffered PLUS are redeemed for the stated principal amount of $10 plus 150% of the basket percent increase, subject to a maximum payment at maturity of $11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount).

Payment Scenario 2	The underlying basket declines in value by no more than 10% and, at maturity, the Buffered PLUS are redeemed for the stated principal amount of $10.
Payment Scenario 3
The underlying basket declines in value by more than 10% and, at maturity, the Buffered PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying basket from the initial basket value, plus the buffer amount of 10%. (Example: if the underlying basket decreases in value by 30%, the Buffered PLUS will be redeemed for $8.00, or 80% of the stated principal amount.) The minimum payment at maturity is $1.00 per Buffered PLUS.

Summary of Selected Key Risks (see page 11)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

▪	Historically, the value or price of the basket components has been volatile.

▪
The return on the Buffered PLUS (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.

▪	The basket components are not equally weighted.

▪
Investing in the Buffered PLUS is not equivalent to investing in the basket components, the securities underlying or included in the basket components or any index tracked by the basket components, as applicable.

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

▪	Changes in the closing price or closing value (as applicable) of one or more basket components may offset changes in the closing price or closing value of one or more of the other basket components.

▪	The underlying basket is limited and may not reflect actual global returns; there are specific risks applicable to each basket component.

▪	An investment linked to the prices of fixed-income securities, such as the Buffered PLUS, is subject to significant risks, including interest rate-related and credit-related risks.

▪	The Buffered PLUS are subject to currency exchange risk.

▪	There are risks associated with investments in securities such as the Buffered PLUS linked to the value of foreign equity securities including, in particular, emerging markets equity securities.

▪	Investing in the Buffered PLUS exposes investors to risks of the U.S. real estate industry.

▪	We have no affiliation with the underlying basket constituents.

▪	The ETF basket components and the indices underlying the ETF basket components are different.

▪	Adjustments to the ETF basket components or the indices tracked by the ETF basket components could adversely affect the value of the Buffered PLUS.

▪	Adjustments to the SPX index could adversely affect the value of the Buffered PLUS.

▪	The anti-dilution adjustments do not cover every event that could affect the ETF basket components.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are unclear.

February 2011	Page 4

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Citigroup Funding, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this offering summary. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying basket on the valuation date. The investor may lose up to 90% of the stated principal amount, subject to a minimum payment of $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2011 (expected to price on or about February 22, 2011)	February , 2011 (three business days after the pricing date)	February 26, 2013
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.

Underlying basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
S&P 500® Index (the “SPX index”)
Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM shares”)
Shares of the iShares® MSCI Pacific ex-Japan Index Fund (the “EPP shares”)
Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “IYR shares”)
Shares of the iShares® iBoxx $ High Yield Corporate Bond Fund (the “HYG shares”)
		SPX EEM EPP IYR HYG	25% 15% 15% 15% 30%
We refer to the SPX index, the EEM shares, the EPP shares, the IYR shares and the HYG shares collectively as the “basket components” and each as a “basket component.”
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 8)
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Buffered PLUS:
If the final basket value is greater than the initial basket value:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value:
$10
If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
($10 x basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	150%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Buffer amount:	10%
Basket performance factor:	final basket value / initial basket value
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component value of each basket component as set forth under “Underlying basket—Initial basket component value” above, and the applicable multiplier for that basket component.  We will determine the initial basket component value and the multiplier on the pricing date.

Final basket value:	The closing value of the underlying basket on the valuation date.
Closing value of the underlying basket:	The sum of the products of the closing value or closing price, as applicable, of each basket component on any date and the multiplier for that basket component.
Multiplier:	The multiplier will be set on the pricing date for each basket component so that the initial basket value

February 2011	Page 5

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

times the multiplier will represent the basket component weighting specified above relative to the initial basket value of 100. Each multiplier will remain constant for the term of the Buffered PLUS.
Valuation date:	February 21, 2013, subject to postponement for non-underlying asset business days and certain market disruption events
Maximum payment at maturity:	$11.80 to $12.20 per Buffered PLUS (118% to 122% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Risk factors:	Please see “Risk Factors” beginning on page 11.
Clearing and settlement:	DTC

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	17316G347
ISIN:	US17316G3478
Tax considerations:
Each holder, by purchasing a Buffered PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.
Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

•     Upon sale, exchange or settlement of a Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

Even if the treatment of the Buffered PLUS as prepaid forward contracts is respected, because the iShares MSCI Emerging Markets Index Fund, iShares MSCI Pacific ex-Japan Index Fund, iShares Dow Jones U.S. Real Estate Index Fund and iShares iBoxx $ High Yield Corporate Bond Fund are basket components, the Buffered PLUS could be treated in whole or part as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the Buffered PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the Buffered PLUS and would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying PLUS product supplement called “Certain United States Federal Income Tax Considerations – Possible Application of Section 1260” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their Buffered PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their Buffered PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with

February 2011	Page 6

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the basket components (and to other instruments linked to the basket components and the securities underlying the basket components), including trading in the EEM shares, the EPP shares, the IYR shares and the HYG shares (each an “ETF basket component” and collectively the “ETF basket components”), the securities underlying the ETF basket components, the stocks constituting the SPX index, as well as other instruments, including swaps, futures and options, related to the basket components or any other available securities or instruments that we may wish to use in connection with such hedging. Our affiliates also trade the ETF basket components, the securities underlying the ETF basket components and the stocks constituting the SPX index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Such purchase activity could increase the value of the underlying basket, and, accordingly, potentially increase the initial basket value, and, therefore, increase the value at which the underlying basket must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Buffered PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Buffered PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Buffered PLUS or (B) its acquisition and holding of the Buffered PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Buffered PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, will receive an underwriting fee of up to $0.2250 from Citigroup Funding for each Buffered PLUS sold in this offering. The actual per Buffered PLUS underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.2250, subject to reduction for volume purchase discounts, for each $10 Buffered PLUS they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.2250, subject to reduction for volume purchase discounts, for each $10 Buffered PLUS they sell. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Buffered

February 2011	Page 7

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

regarding plan of distribution; conflicts of interest:	PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly, without the prior written approval of the customer. See “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Buffered PLUS may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Buffered PLUS for Any Single Investor	Price to Public per Buffered PLUS	Underwriting Fee per Buffered PLUS	Selling Concession per Buffered PLUS
< $1,000,000	$10.0000	up to $0.2250	up to $0.2250
≥ $1,000,000 and < $3,000,000	$9.9625	up to $0.1875	up to $0.1875
≥ $3,000,000 and < $5,000,000	$9.9438	up to $0.1688	up to $0.1688
≥ $5,000,000	$9.9250	up to $0.1500	up to $0.1500

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing value of the underlying basket. The graph is based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	150%

Buffer amount:	10%

Hypothetical maximum payment at maturity:	$12.00 per Buffered PLUS (120% of the stated principal amount)

Minimum payment at maturity:	$1.00 per Buffered PLUS

How it works

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If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 150% of the appreciation of the underlying basket over the term of the Buffered PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final basket value of 113.33% of the initial basket value.

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If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

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If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying basket from the initial basket value, plus the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

•	For example, if the underlying basket depreciates 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10  +  leveraged upside payment; subject to the maximum payment at maturity.

If the final basket value is less than or equal to the initial basket value, but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:

($10  x  basket performance factor)  +  $1.00

Because the basket performance factor will be less than 0.9, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

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Buffered PLUS do not pay interest and you may lose up to 90% of the stated principal amount. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Citigroup Inc. If the final basket value is less than 90% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing value of the underlying basket, plus $1.00 per Buffered PLUS. Thus, you may lose up to 90% of the stated principal amount of your investment in the Buffered PLUS.

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The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.80 to $12.20 per Buffered PLUS, or 118% to 122% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 150% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 118% to 122% of the stated principal amount for the Buffered PLUS, any increase in the final basket value over the initial basket value by more than 12.00% to 14.67% of the initial basket value will not increase the return on the Buffered PLUS.

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Volatility of the basket components. Historically, the value or price (as applicable) of each basket component has been volatile. From January 3, 2006 to February 10, 2011, the closing value of the SPX index has been as low as 676.53 and as high as 1,565.15, the closing price of the EEM shares has been as low as $18.20 per share and as high as $55.60 per share, the closing price of the EPP shares has been as low as $19.58 per share and as high as $60.60 per share and the closing price of the IYR shares has been as low as $22.21 per share and as high as $94.71 per share.  From May 22, 2007 (the inception date of the iShares® iBoxx $ High Yield Corporate Bond Fund) to February 10, 2011, the closing price of the HYG shares has been as low as $61.64 per share and as high as $106.47 per share. The volatility of the value or price (as applicable) of each basket component may result in your receiving at maturity an amount less than the stated principal amount of your investment in the Buffered PLUS, subject to the minimum payment at maturity.

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Potential for a lower comparable yield. The Buffered PLUS do not pay any periodic interest. As a result, if the final basket value does not increase sufficiently from the initial basket value, the effective yield on the Buffered PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

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The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value or price (as applicable) of the basket components, the expected volatility of the basket components, interest and yield rates in the market generally, as well as in the markets of the securities underlying or held by the basket components, time remaining to maturity of the Buffered PLUS, the dividend yield or interest rate of the securities, if applicable, underlying the basket components, developments in the real estate market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying any basket component or equities or bond markets generally and that may affect the final basket value, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities underlying the basket components are traded and the correlation between that rate and the values or prices of basket components, the occurrence of certain events affecting the basket components that may or may not require an adjustment to the value or price (as applicable), and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The values or prices (as applicable) of the basket components have recently been volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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The Buffered PLUS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, to pay all amounts due on the Buffered PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Buffered PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Buffered PLUS.

February 2011	Page 11

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

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The basket components are not equally weighted. Because the basket components are not equally weighted, the same percentage change in two or more of the basket components may have different effects on the closing value of the underlying basket. For example, because the basket component weighting for the HYG shares is greater than the basket component weighting for the EEM shares, a 5% decrease in the closing price of the HYG shares will have a greater effect on the closing value of the underlying basket than a 5% decrease in the closing price of the EEM shares. Because the HYG shares make up 30% of the underlying basket and the SPX index makes up 25% of the underlying basket, we expect that generally the market value of your Buffered PLUS and your payment at maturity will depend significantly on the performance of both the HYG shares and the SPX index.

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Investing in the Buffered PLUS is not equivalent to investing in the basket components, the securities underlying or included in the basket components or any index tracked by the basket components, as applicable. Investing in the Buffered PLUS is not equivalent to investing in the basket components, any securities underlying or included in the basket components or any index tracked by the basket components. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components, any securities underlying or included in the basket components or any index tracked by the basket components.

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Changes in the closing price or closing value (as applicable) of one or more basket components may offset changes in the closing price or closing value of one or more of the other basket components.  Movements in the values or prices of the basket components may not correlate with each other.  At a time when the value or price of one basket component increases, the value or price of the other basket components may not increase as much, or may decrease.  Therefore, in calculating the final basket value, increases in the value or price of one basket component may be moderated, or wholly offset, by lesser increases or decreases in the value or price of the other basket components.

■	The underlying basket is limited and may not reflect actual global returns. The underlying basket is composed of:

■	the S&P 500® Index, which is a performance benchmark for the U.S. equity markets;

■	an equity-linked exchange-traded fund that tracks the emerging markets;

■	an equity-linked exchange-traded fund that tracks the equity markets of the Pacific (excluding Japan);

■	an equity-linked exchange-traded fund that tracks the real estate sector of the U.S. equity markets; and

■	a bond-linked exchange-traded fund that tracks U.S. dollar-denominated non-investment grade high-yield corporate debt securities.

While the underlying basket contains some international exposure, it is particularly weighted to the United States economy and the developed economies more generally.  More importantly, the underlying basket may not contain all of the investments that would mirror the return related to all or a majority of world economies. In addition, even if the underlying basket contained investments that did do so, the performance of such investments would be subject to numerous highly complex and inter-related economic and geopolitical events and conditions. Whether or not such performance occurs, the basket components may decline significantly in value or price or underperform significantly relative to other investments that are not included in the underlying basket.  Accordingly, the limited focus of the underlying basket may have a significantly adverse effect on the value of the Buffered PLUS and your return at maturity, if any.

There are specific risks associated with each basket component, and the most significant of these risks are highlighted in the risk factors below.

■
An investment linked to the prices of fixed-income securities, such as the Buffered PLUS, is subject to significant risks, including interest rate-related and credit-related risks.  Because the underlying basket contains HYG shares, the Buffered PLUS is exposed to fluctuations of U.S. dollar-denominated fixed-income securities.  That exposure differs significantly from investing directly in fixed-income securities to be held to maturity because the value of the HYG shares changes, at times significantly, during each trading day based upon current market prices of the fixed-income securities underlying the HYG shares. The market prices of these fixed-income securities are volatile and significantly influenced by a number of factors, particularly the yields on these fixed-income securities as compared to current market interest rates and the actual or perceived credit quality of the issuers of these fixed-income securities. The market prices of the fixed-income securities underlying the HYG shares are determined by reference to bid and ask quotations provided by the 9 contributing banks, one of which is Citibank N.A.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the HYG shares, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.  Interest rates are subject to volatility due to a variety of factors, including:

■	sentiment regarding underlying strength in the U.S. economy and global economies;

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

■	expectations regarding the level of price inflation;

■	sentiment regarding credit quality in the U.S. and global credit markets;

■	central bank policies regarding interest rates; and

■	the performance of U.S. and foreign capital markets.

In addition, the prices of the fixed-income securities underlying the HYG shares are significantly influenced by the creditworthiness of the issuers of those fixed-income securities. The fixed-income securities underlying the HYG shares may have their credit ratings downgraded or credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the fixed-income securities may suffer significant and rapid price declines. These events may affect only a few or a large number of the fixed-income securities. See “Historical Information” below.

The HYG shares may include U.S. dollar-denominated fixed-income securities of foreign corporations. Investing in U.S. dollar-denominated fixed-income securities issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital.

Further, the HYG shares are designed to provide a representation of the U.S. dollar high-yield corporate market and are therefore subject to high-yield securities risk, the risk being that securities that are rated below investment grade (commonly known as “junk bonds,” including those securities rated at BB+ or lower by S&P or Fitch or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity. High-yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high-yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high-yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high-yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

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The Buffered PLUS are subject to currency exchange risk. Because the prices of the EEM shares and the EPP shares, two of the basket components, are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index and the MSCI Pacific ex-Japan Index, respectively, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index and/or the MSCI Pacific ex-Japan Index, the closing value of the underlying basket will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

■	existing and expected rates of inflation;

■	existing and expected interest rate levels;

■	the balance of payments; and

■	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

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There are risks associated with investments in securities such as the Buffered PLUS linked to the value of foreign equity securities including, in particular, emerging markets equity securities.  The EEM shares and EPP shares, two of the basket components, track the performance of the MSCI Emerging Markets Index and MSCI Pacific ex-Japan Index, respectively, which are both linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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Investing in the Buffered PLUS exposes investors to risks of the U.S. real estate industry.  The Buffered PLUS are subject to certain risks applicable to the U.S. real estate industry. The iShares® Dow Jones U.S. Real Estate Index Fund, a basket component, invests in companies that invest in U.S. real estate, primarily REITs or real estate holding companies, which exposes the Buffered PLUS to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. The U.S. real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen. Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk. Any of these risks could adversely impact the value of the Buffered PLUS.

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We have no affiliation with the underlying basket constituents. To our knowledge, we are not currently affiliated with any issuers of the securities, if applicable, underlying the basket components. We assume no responsibility for the adequacy of the information about the underlying basket constituents contained in these preliminary terms. You should make your own investigation into the underlying basket constituents. We are not responsible for the basket components’ public disclosure of information, whether contained in SEC filings or otherwise.

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The ETF basket components and the indices underlying the ETF basket components are different. The performance of each of the EEM shares, the EPP shares, the IYR shares and the HYG shares (each an “ETF basket component” and collectively the “ETF basket components”), each a basket component, may not exactly replicate the performance of the corresponding index underlying that ETF basket component because the ETF basket components will reflect transaction costs and fees that are not included in the calculation of the indices tracked by those ETF basket components. It is also possible that one or more of the ETF basket components may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in those ETF basket components, differences in trading hours between the ETF basket components and the corresponding underlying index or due to other circumstances. Additionally, the investment adviser of those ETF basket components may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of securities of similar constituent countries or industries of the indices tracked by those ETF basket components.

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Adjustments to the ETF basket components or the indices tracked by the ETF basket components could adversely affect the value of the Buffered PLUS. Those responsible for calculating and maintaining the ETF basket components and the various indices tracked by the ETF basket components can, pursuant to their investment strategy or otherwise, add, delete or substitute the components of the ETF basket components or the indices tracked by the ETF basket components, or make other methodological changes that could change the value of the ETF basket components or the indices tracked by the ETF basket components. Any of these actions could adversely affect the prices of the ETF basket components and, consequently, the value of the Buffered PLUS.

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Adjustments to the SPX index could adversely affect the value of the Buffered PLUS. The publisher of the SPX index may add, delete or substitute the stocks constituting the SPX index or make other methodological changes that could change the value of the SPX index. The publisher of the SPX index may discontinue or suspend calculation or publication of the SPX index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a SPX index that is comparable to the discontinued SPX index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The anti-dilution adjustments do not cover every event that could affect the ETF basket components. Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting each ETF basket component.  However, the calculation agent will not make an adjustment for every event that could affect the ETF basket components. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

likely to exclude, underwriting fees paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.  Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial basket value and the final basket value and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares or a successor index in the event of delisting, suspension of trading or discontinuance of a basket component and the calculation of the final basket value in such a situation, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS. One or more of our affiliates expect to hedge our obligations under the Buffered PLUS and will carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the basket components and the securities underlying the basket components), including trading in the ETF basket components, the securities underlying the ETF basket components, the stocks constituting the SPX index, as well as other instruments related to the basket components. Our affiliates also trade the ETF basket components, the securities underlying the ETF basket components and the stocks constituting the SPX index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket value and, therefore, could increase the value at which the underlying basket must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing value of the underlying basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of ownership and disposition of the Buffered PLUS might be affected materially and adversely.  As discussed above under “Tax considerations,” even if the treatment of the Buffered PLUS as prepaid forward contracts is respected, the Buffered PLUS could be treated in whole or part as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or retirement of the Buffered PLUS could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the Buffered PLUS.  In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Buffered PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Weighted Global Basket

The S&P 500® Index

General. Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this offering summary, including its composition, method of calculation and changes in components, from Standard & Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of February 10, 2011, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of February 10, 2011, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.57%), Consumer Staples (10.10%), Energy (12.53%), Financials (16.12%), Health Care (10.63%), Industrials (11.25%), Information Technology (19.02%), Materials (3.66%), Telecommunication Services (2.92%) and Utilities (3.20%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE BUFFERED PLUS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index. On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

¡	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

¡	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

¡
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index.

The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Buffered PLUS.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The Buffered PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Buffered PLUS. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Buffered PLUS into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

All disclosures contained in this offering summary regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

The ETF Basket Components

This offering summary relates only to the Buffered PLUS offered hereby and does not relate to any of the ETF basket components. We have derived all disclosures contained in this offering summary regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the ETF basket components (and therefore the price of any of the ETF basket components at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of any of the ETF basket components.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to one or more of the ETF basket components. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the ETF basket components.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The iShares® MSCI Emerging Markets Index Fund

General. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It has a base date of December 31, 1987 and an initial level of 100. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of December 30, 2010 were as follows: Financials (25.0%), Materials (14.9%), Energy (14.3%), Information Technology (13.0%), Industrials (7.4%) and Telecommunication Services (7.4%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the

February 2011	Page 18

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review. The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i) define the equity universe of listed securities within the emerging market countries;

(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion

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Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
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for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

The iShares® MSCI ex-Japan Index Fund

General. The iShares® MSCI Pacific ex-Japan Index Fund is an exchange-traded fund managed by iShares®, a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Pacific ex-Japan Index Fund. BlackRock Fund Advisors (“BFA”) is currently the investment adviser for the iShares® MSCI Pacific ex-Japan Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Pacific ex-Japan Index. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Pacific ex-Japan Index consists of stocks from the following four countries: Australia, Hong Kong, New Zealand and Singapore.  As of September 30, 2010, the MSCI Pacific ex-Japan Index’s three largest sectors by component weighting were financials, materials and industrials.

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Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

BFA uses a “passive” or indexing approach to try to achieve the iShares® MSCI Pacific ex-Japan Index Fund’s investment objective. Unlike many investment companies, the iShares® MSCI Pacific ex-Japan Index Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

Indexing may eliminate the chance that the iShares® MSCI Pacific ex-Japan Index Fund will substantially outperform the MSCI Pacific ex-Japan Index but also may reduce some of the risks of active management, such as poor security selection. Indexing seeks to achieve lower costs and better after-tax performance by keeping portfolio turnover low in comparison to actively managed investment companies.

BFA uses a representative sampling indexing strategy to manage the iShares® MSCI Pacific ex-Japan Index Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MSCI Pacific ex-Japan Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Pacific ex-Japan Index. The iShares® MSCI Pacific ex-Japan Index Fund may or may not hold all of the securities in the MSCI Pacific ex-Japan Index. Funds that employ a representative sampling strategy may incur tracking error risk to a greater extent than a fund that seeks to replicate an index.

The iShares® MSCI Pacific ex-Japan Index Fund generally invests at least 95% of its assets in the securities of its MSCI Pacific ex-Japan Index and in depositary receipts (“DRs”) representing securities in the MSCI Pacific ex-Japan Index. The iShares® MSCI Pacific ex-Japan Index Fund will at all times invest at least 90% of its assets in the securities of the MSCI Pacific ex-Japan Index or in DRs representing securities in the MSCI Pacific ex-Japan Index. The iShares® MSCI Pacific ex-Japan Index Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Pacific ex-Japan Index, but which BFA believes will help the iShares® MSCI Pacific ex-Japan Index Fund track the MSCI Pacific ex-Japan Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Pacific ex-Japan Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

The MSCI Pacific ex-Japan Index is sponsored by an organization (the “Index Provider”) that is independent of the iShares® MSCI Pacific ex-Japan Index Fund and BFA. The Index Provider determines the composition and relative weightings of the securities in the MSCI Pacific ex-Japan Index and publishes information regarding the market value of the MSCI Pacific ex-Japan Index. The iShares® MSCI Pacific ex-Japan Index Fund’s Index Provider is MSCI Inc. (“MSCI”).

Industry Concentration Policy. The iShares® MSCI Pacific ex-Japan Index Fund will concentrate its investments ( i.e. , hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Pacific ex-Japan Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The iShares® Dow Jones U.S. Real Estate Index Fund

General. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BFA is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITs”) industry, as well as companies in the real estate holding and development industry.  REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate Index is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BFA.  Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate Index and publishes information regarding the market value of the Dow Jones U.S. Real Estate Index.

February 2011	Page 21

Citigroup Funding Inc.

Buffered PLUS Based on a Weighted Global Basket due February 26, 2013
Buffered Performance Leveraged Upside SecuritiesSM

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate Index

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten non-trading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes, offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITs and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

The iShares® iBoxx $ High Yield Corporate Bond Fund

General. The iBoxx® USD Liquid High Yield Index is sponsored by International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited. IIC determines the relative weightings of the securities in the iBoxx® USD Liquid High Yield Index and publishes information regarding the market value of the iBoxx® USD Liquid High Yield Index. Unless otherwise stated, we have derived all information contained in this offering summary regarding the iBoxx® USD Liquid High Yield Index, including, without limitation, its composition, method of calculation and changes in its components, from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, IIC. IIC has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the iBoxx® USD Liquid High Yield Index. The iBoxx® USD Liquid High Yield Index is a basket of 50 bonds, rebalanced monthly three business days prior to the rebalancing date. It is designed to provide a balanced representation of the US dollar high yield corporate market by the means of the most liquid high yield corporate bonds available. The iBoxx® USD Liquid High Yield Index consists of sub-investment grade US dollar-denominated bonds issued by corporate issuers and rated by at least one of three rating services: Moody’s Investors Service, Standard & Poor’s Rating Services, or Fitch Ratings. The index composition

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is rebalanced once a month, after the close of business on the last business day of the rebalancing month (the “rebalancing date”). The new index composition becomes effective on the first business day of the next month (the “composition month”).

Selection criteria for iBoxx® USD High Yield Index.  The constituents of the iBoxx® USD Liquid High Yield

Index are drawn solely from the broad iBoxx® USD High Yield Index. The following selection criteria are applied to determine a security’s eligibility for inclusion in the iBoxx® USD High Yield Index: bond type, time to maturity, amount outstanding, age, denomination, issuer and agency ratings.

Fixed coupon bonds, zero coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), bonds with sinking funds, medium-term notes (“MTNs”), Rule 144A offerings and callable bonds are eligible for inclusion in the iBoxx® USD High Yield Index. Preferred shares, convertibles, bonds with other equity features attached (e.g., options/warrants), perpetual bonds, floating rate notes, putables and Reg S offerings are not eligible for inclusion in the iBoxx® USD High Yield Index.  To qualify for the iBoxx® USD High Yield Index, all eligible bonds must have at least three years and six months remaining time to maturity when joining the iBoxx® USD High Yield Index. Bonds with maturities less than three years will be excluded from the iBoxx® USD High Yield Index at the next rebalancing.  The outstanding face value of a bond must be greater than or equal to USD200 million as of the close of business three business days prior to the rebalancing date (“Bond Selection Cut-off Date”). Partial buybacks or add-ons will affect the outstanding face value of a candidate bond.  Markit will consider changes in the outstanding face value of a candidate bond as a result of partial or full buybacks or add-ons, provided that Markit is aware of such changes as of the Bond Selection Cut-off Date.

New issues must have a first settlement date on or before a rebalancing date to be included in the index for the next period. As of a rebalancing date, bonds must be less than five years old and have at least three years  remaining to maturity. Bonds must be denominated in USD.

The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled in the United States, Bermuda, Cayman Islands, Canada, Japan or Western Europe. The issue must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns, and government-backed or guaranteed entities is excluded.

Bonds must be rated below investment grade – but not in default – at BB+ or lower by S&P or Fitch or Ba1 by

Moody’s as of the Bond Selection Cut-off Date to qualify. The highest rating determines the index rating. Split-rated (e.g., Baa3/BB + or Ba1/BBB) issues are excluded from the index. A split-rated issue means that an issue is rated investment grade by at least one rating agency and non-investment grade by at least one other rating agency. Issues rated D by S&P or Fitch, or that have been subject to a default press release by Moody’s cannot enter the index; those issues in the index that are subsequently downgrade to D by Fitch or S&P or subject to a default press release by Moody’s (as of the Bond Selection Cut-off Date) will be taken out of the index on the next rebalancing date. After a bond has migrated into high yield from investment grade status, it must retain that status for three months (the “stabilization period”) before it can be included in the index.

Bonds trading flat of accrued are not eligible for the iBoxx® USD High Yield Index. If a bond trades flat of accrued on any day between T–5 (five trading days before the end of the month) and T–2 it is excluded at the next rebalancing.

Selection criteria for iBoxx® USD Liquid High Yield Index.  To become a member of the iBoxx® USD Liquid High Yield Index, the bonds must satisfy all the conditions for inclusion in the iBoxx® USD High Yield Index.  Any bond that enters the iBoxx® USD Liquid High Yield Index must remain in the index for a minimum of six months provided it remains eligible for the iBoxx® USD High Yield Index during that period. A bond that drops out of the iBoxx® USD Liquid High Yield Index at rebalancing is excluded from reentering the index for a three-month lockout period. Bonds from the same issuer will only be replaced by another bond from the same issuer if the bond to be replaced (i) is no longer in the iBoxx® USD High Yield Index, (ii) is no longer in the same classification bucket, or (iii) has been a member of the iBoxx® USD Liquid High Yield Index for at least one year.

Bonds are disqualified from candidacy in the iBoxx® USD Liquid High Yield Index for any of the following reasons: (i) US dollar denominated bonds for foreign corporate issuers (i.e., Yankee bonds, Zeros and zero step-ups (GAINS) are also excluded; (ii) as of any rebalancing date, bonds must have less than 15 years remaining to maturity; (iii) any bond subject to a firm call or tender offer in the month immediately following the rebalancing date will be excluded, provided that Markit is aware of such tender offer or call as of the Bond Selection Cut-off Date; (iv) a bond is disqualified if it is within a lockout period; (v) in order to satisfy the minimum run requirement, a bond must have at least three years and six months remaining to maturity when it enters the iBoxx® USD Liquid High Yield Index.

Every bond is assigned a liquidity score, as determined by IIC in its sole discretion, that approximates the ease of transaction execution. The liquidity score is a composite of three factors: raw score, issuer premium and incumbency premium.

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Raw Score. The raw score is a function of the age and size of the bond, with parameters constructed by studying actual trading patterns. The formula reflects the fact that larger issues are more liquid but become less liquid with age.

Issuer Premium. The issuer premium gives the biggest issuers in the market a higher overall liquidity score. The aggregate age-adjusted debt of every issuer is calculated, and the largest one identified. The bond with the highest raw score (of an issuer) is awarded the full issuer premium, and every other bond (of the issuer) is awarded a fraction of the full issuer premium proportionate to the ratio of its raw score to the highest raw score of the issuer. For purposes of computing the issuer premium, aggregate debt outstanding of any issuer shall include all dollar-denominated, SEC-registered notes and bonds that are eligible for the iBoxx® USD High Yield Index. Aggregate debt outstanding will exclude commercial paper, preferred shares and non SEC-registered debt.

Incumbency Premium. Bonds that were members of the iBoxx® USD Liquid High Yield Index in the prior month are assigned an incumbency premium to their liquidity score to reflect the concept that a new entry candidate would have to outscore an incumbent by a reasonable margin of additional liquidity in order to justify the expense of the trade. The non-incumbent bonds from an incumbent issuer are granted a reduced premium to facilitate a potential move to a new issue from the same issuer at the next rebalancing date.

Index size, issuer ordering and bonds selection.  To help to obtain the goal that the iBoxx® USD Liquid High Yield Index reflects the composition of the high yield market, the iBoxx® USD High Yield Index is profiled annually following the close of the market at the end of October. The broad market is segmented into index cells. The percentage par amounts outstanding of the iBoxx® USD High Yield Index in each cell determine the bond allocation for the iBoxx® USD Liquid High Yield Index during the following 12 months. The broad market is profiled across industry sector dimensions by segmenting the bonds into five baskets, which represent the following industry sectors: Consumer Goods, consumer Services, Industrials & Materials,

Telecommunication & Technology and Utilities & Energy. While the market profile is constant for a year, the bonds constituting the iBoxx® USD Liquid High Yield Index are chosen at the end of every month to fill the matrix according to their liquidity scores. The qualified entrants in each cell are ranked according to their liquidity scores and chosen in descending order of liquidity, subject to one-issue per issuer per cell. If there are insufficient qualified entrants to fill the predetermined number of bonds in any cell, the iBoxx® USD Liquid High Yield Index is rebalanced with fewer than 50 bonds. The inclusion and exclusion criteria described above may result in the identification of bonds that equally satisfy the general selection criteria of the index. In the event that the qualified entrants for the index equally satisfy the selection criteria, the qualified entrants are ranked according to the following characteristics in the order listed: incumbency, most recent issue, longest length to maturity.

If a bond in the iBoxx® USD Liquid High Yield Index is in its minimum run and is disqualified from the iBoxx® USD High Yield Index, it will be removed from the iBoxx® USD Liquid High Yield Index. The rules for the Minimum Run and the Lockout Period take precedence over the other rules for the iBoxx® USD Liquid High Yield Index. Thus, a minimum run bond, which is disqualified from the iBoxx® USD Liquid High Yield Index, but which still qualifies for the iBoxx® USD High Yield Index, remains in the iBoxx® USD Liquid High Yield Index. This could happen, for example, if a bond’s “yankee” status changes due to a corporate merger. A locked out bond will not be selected, even if it has a high liquidity score and otherwise qualifies. All bonds in their minimum run are selected, even if this results in more bonds than normally allowed in a particular sector. Furthermore, if such maturity sector changes result in multiple minimum run bonds from the same issuer in the same sector, all minimum run bonds will remain in that sector. Finally, if more minimum run bonds qualify for a sector than would normally be allowed in that sector, all minimum run bonds will be selected, and the index will rebalance with the excess bond or bonds in that sector and in the iBoxx® USD Liquid High Yield Index.

Index rebalancing. The iBoxx® USD Liquid High Yield Index is rebalanced every month, on the last calendar day of the month after the last index calculation. Rebalancing also takes place if the rebalancing falls on a non-trading day. The composition of the iBoxx® USD Liquid High Yield Index is held constant for any given calendar month to ensure continuity during the month and to avoid changes unrelated to the price movements of the bonds.  In a first step the selection criteria set out above are applied to the universe of USD denominated bonds. Bond ratings and amounts outstanding are used as of three business days before the rebalancing date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, a hierarchy of issuers is determined by the ranking criteria.

Consolidation of contributed quotes.  Index calculation is based on bid and ask quotes provided by the contributing banks. As of May 6, 2009, the date of the most recently available information from IIC, the following leading financial institutions provide input bond prices for EUR, GBP and USD to IIC: ABN AMRO, Barclays Capital, BNP Paribas, Deutsche Bank, Dresdner Kleinwort, Goldman Sachs, HSBC, JP Morgan, Morgan Stanley, Royal Bank of Scotland, UBS. The quotes pass through a two-step consolidation process. The first filter tests the technical validity of the quotes. The following parameters

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are tested: whether bid and ask quotes are non-negative, whether the bid quote is lower than the ask quote, whether the bid-ask spread is within 500 basis points. A quote from a bank is only accepted if both bid and ask pass the test. In the second filter, the bid and the ask sides of all surviving quotes are ordered from highest to lowest. In a first test the difference between the maximum and the minimum quote must not be greater than a specified limit (the limit depends on the bond). If the test is passed, all quotes enter the consolidation process. If the distance between maximum and minimum quote is too wide, two more tests are carried out. First, the distance between the maximum/minimum quote and its neighboring quote is checked. If this distance is too wide then the maximum and/or minimum quote is excluded. Second, the distances between the other neighboring quotes are tested and all quotes are dismissed if one of the distances is greater than a predefined limit. The consolidated bid and ask prices are calculated from the remaining quotes. If less than two quotes are valid, no consolidated price can be generated. If two or three quotes are received, the consolidated price is determined as the arithmetical mean of these quotes. If four or more quotes are received, the highest and lowest quotes are eliminated. Thereafter the mean value of the remaining quotes is calculated to determine the consolidated price.

Calculating the iBoxx® USD Liquid High Yield Index.  The quotes from the contributing banks are consolidated and enter the index calculation at the end of day as consolidated prices. In the event that no new quotes for a particular bond are received, an index will continue to be calculated based on the last available consolidated prices. The index calculation is based on bid prices. Bonds that are not in the iBoxx High Yield universe for the current month, but become eligible for at the next rebalancing, enter the iBoxx® USD Liquid High Yield Index at their ask price. The iBoxx® USD Liquid High Yield Index attributes the same price-weight in returns to each bond (assuming equal quantity of each bond). Calculations are performed daily, using consolidated iBoxx bid prices at approximately 4 p.m. Eastern Time.

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Historical Information

The following tables set forth the published high and low closing values or closing prices, as well as the end-of-quarter closing values or closing prices, of each basket component in each quarter from January 3, 2006 (or, in the case of the HYG shares, May 22, 2007, the inception date of the iShares® iBoxx $ High Yield Corporate Bond Fund) through February 10, 2011.  The related graphs set forth the closing values or closing prices, as applicable, for each respective basket component for the same period.  On February 10, 2011, the closing value of the SPX index was 1,321.87, the closing price of the EEM shares was $45.08, the closing price of the EPP shares was $46.98, the closing price of the IYR shares was $58.99 and the closing price of the HYG shares was $91.72.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical closing values and closing prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the underlying basket will appreciate over the term of the Buffered PLUS so that you will receive a payment in excess of the stated principal amount of the Buffered PLUS.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter (through February 10, 2011)	1,324.57	1,269.75	1,321.87

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iShares® MSCI Emerging Markets Index Fund (CUSIP 464287234)	High	Low	Period End
2006
First Quarter	$33.56	$30.41	$32.99
Second Quarter	37.00	27.31	31.20
Third Quarter	33.11	29.18	32.26
Fourth Quarter	38.12	31.78	38.07
2007
First Quarter	39.49	35.00	38.72
Second Quarter	44.38	39.10	43.78
Third Quarter	50.07	39.46	49.74
Fourth Quarter	55.60	47.23	50.06
2008
First Quarter	50.32	42.13	44.76
Second Quarter	51.66	44.40	45.16
Third Quarter	44.40	31.30	34.50
Fourth Quarter	33.87	18.20	24.95
2009
First Quarter	27.07	19.92	24.79
Second Quarter	34.61	25.63	32.20
Third Quarter	39.26	30.72	38.88
Fourth Quarter	42.04	37.53	41.48
2010
First Quarter	43.20	36.81	42.10
Second Quarter	43.96	36.14	37.30
Third Quarter	44.75	37.57	44.75
Fourth Quarter	48.55	44.75	47.62
2011
First Quarter (through February 10, 2011)	48.32	45.08	45.08

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iShares® MSCI Pacific ex-Japan Index Fund (CUSIP 464287739)	High	Low	Period End
2006
First Quarter	$35.23	$33.53	$34.93
Second Quarter	39.11	33.27	35.79
Third Quarter	37.95	34.73	36.97
Fourth Quarter	42.47	37.09	41.68
2007
First Quarter	44.85	40.13	44.67
Second Quarter	49.80	44.90	48.75
Third Quarter	55.29	43.22	55.29
Fourth Quarter	60.60	49.69	51.43
2008
First Quarter	51.29	43.09	45.19
Second Quarter	51.87	45.13	45.36
Third Quarter	45.50	33.86	35.90
Fourth Quarter	35.86	19.58	26.35
2009
First Quarter	26.90	20.06	24.63
Second Quarter	33.88	25.27	31.67
Third Quarter	40.53	29.63	40.53
Fourth Quarter	43.44	38.61	41.37
2010
First Quarter	43.66	37.27	42.99
Second Quarter	45.11	34.72	35.74
Third Quarter	44.94	35.82	44.30
Fourth Quarter	48.91	44.49	46.98
2011
First Quarter (through February 10, 2011)	47.86	45.93	46.98

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iShares® Dow Jones U.S. Real Estate Index Fund (CUSIP 464287739)	High	Low	Period End
2006
First Quarter	$73.80	$64.66	$72.75
Second Quarter	71.46	66.60	70.72
Third Quarter	77.57	70.75	76.65
Fourth Quarter	86.29	76.55	83.71
2007
First Quarter	94.71	82.34	85.27
Second Quarter	87.77	76.86	77.20
Third Quarter	80.25	67.79	76.57
Fourth Quarter	80.85	65.00	65.70
2008
First Quarter	68.22	59.02	65.10
Second Quarter	71.65	60.95	60.95
Third Quarter	67.20	56.34	61.95
Fourth Quarter	61.17	25.40	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.55	25.30	32.34
Third Quarter	45.04	29.88	42.66
Fourth Quarter	47.44	39.63	45.92
2010
First Quarter	50.83	42.45	49.78
Second Quarter	54.66	46.95	47.21
Third Quarter	55.21	45.32	52.88
Fourth Quarter	57.62	52.71	55.96
2011
First Quarter (through February 10, 2011)	58.99	55.59	58.99

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iShares® iBoxx $ High Yield Corporate Bond Fund (CUSIP 464288513)	High	Low	Period End
2007
Second Quarter (beginning May 22, 2007)	$106.47	$96.02	$97.00
Third Quarter	106.09	95.50	103.85
Fourth Quarter	102.97	97.00	98.85
2008
First Quarter	99.46	93.65	99.29
Second Quarter	100.58	91.01	93.29
Third Quarter	92.86	66.25	72.00
Fourth Quarter	80.10	63.40	75.24
2009
First Quarter	76.27	61.64	76.27
Second Quarter	84.45	73.80	84.45
Third Quarter	87.00	79.87	85.18
Fourth Quarter	89.68	85.14	86.22
2010
First Quarter	89.60	83.61	89.40
Second Quarter	88.89	82.64	88.62
Third Quarter	90.75	86.73	90.74
Fourth Quarter	91.89	88.35	91.78
2011
First Quarter (through February 10, 2011)	92.14	91.37	91.72

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Additional Considerations

If any of the ETF basket components are delisted, or trading in such ETF basket components is suspended, the calculation agent may select successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the relevant ETF basket component, and the closing price of such successor or substitute securities will be substituted for all purposes for a particular ETF basket component. If any of the ETF basket components are liquidated or otherwise terminated, the closing price of such ETF basket component will be determined by the calculation agent by reference to the index underlying the relevant ETF basket component. If no closing value of the SPX index is available on the valuation date, the calculation agent may determine such closing value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the SPX index is discontinued, the calculation agent may determine the closing value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the SPX index prior to any such discontinuance. You should refer to the section “Description of the Notes—Delisting or Suspension of Trading in the ETF Shares; Termination of the ETF”, “—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Buffered PLUS, the Buffered PLUS will bear interest, payable upon demand of the beneficial owners of the Buffered PLUS in accordance with the terms of the Buffered PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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